      As Filed With The Securities And Exchange Commission On July 20, 2000

                                           Registration Statement No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------

                         TITAN MOTORCYCLE CO. OF AMERICA
             (Exact name of registrant as specified in its Charter)


            NEVADA                                               86-0776876
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             2222 WEST PEORIA AVENUE
                             PHOENIX, ARIZONA 85029
                                 (602) 861-6977
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)
                         -------------------------------

                    FRANCIS S. KEERY, CHIEF EXECUTIVE OFFICER
                         TITAN MOTORCYCLE CO. OF AMERICA
                             2222 WEST PEORIA AVENUE
                             PHOENIX, ARIZONA 85029
                                 (602) 861-6977
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         -------------------------------

                                    COPY TO:
                             STEVEN D. PIDGEON, ESQ.
                              SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                           PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6000
                        --------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                      From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                            Proposed Maximum    Proposed Maximum
      Title of Each Class of             Amount to be        Offering Price        Aggregate          Amount of
    Securities to be Registered           Registered            Per Share        Offering Price    Registration Fee
Common Stock, $.001 par value         4,752,632 Shares(1)       $ .84(2)        $ 3,992,210.80        $ 1,053.94


           Total                      4,752,632 Shares(1)                       $ 3,992,210.80        $ 1,053.94


(1) Shares of common stock that may be offered pursuant to this registration statement consist of 3,010,526 shares issuable upon conversion of 1,300 shares of Series C Convertible Preferred Stock and 1,742,106 shares issuable upon exercise of certain warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated (i) 200% of the aggregate number of shares of common stock issuable in connection with the conversion of the Series C Convertible Preferred Stock, determined as if the Series C Convertible Preferred Stock, together with 24 months of accrued and unpaid dividends thereon (Series C Convertible Preferred Stock holders are entitled to dividends in the form of common stock, if declared by the Board, at a rate of 5% per year), were converted in full at the conversion price of $0.95, which was the conversion price in effect on the date this Registration Statement is first filed, plus (ii) 100% of the number of shares of common stock issuable upon exercise of the warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on July 19, 2000, as reported by the Nasdaq SmallCap Market.

                       ----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS



                         Titan Motorcycle Co. of America
                             4,752,632 Common Shares




         This prospectus relates to shares of our common stock that may be sold by the selling stockholders named under the section of this prospectus entitled "Selling Stockholders." The selling stockholders may sell some or all of the common stock through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the section entitled "Plan of Distribution" beginning on page 14.

         The selling stockholders will receive all of the proceeds from the sale of the common stock, less any brokerage or other expenses of sale incurred by them. We are paying for the costs of registering the shares covered by this prospectus.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "TMOT." The closing sales price of our common stock as reported by the Nasdaq SmallCap Market on July 19, 2000 was $.88 per share.

                          -----------------------------

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 1. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            -------------------------


                 The date of this prospectus is July ____, 2000.

                                TABLE OF CONTENTS

                                                                            Page
TITAN MOTORCYCLE CO. OF AMERICA................................................1
RISK FACTORS...................................................................1
FORWARD LOOKING STATEMENTS.....................................................7
USE OF PROCEEDS................................................................8
SELLING STOCKHOLDERS...........................................................8
DESCRIPTION OF SECURITIES......................................................9
PLAN OF DISTRIBUTION..........................................................14
LEGAL OPINIONS................................................................15
EXPERTS.......................................................................15
WHERE YOU CAN FIND MORE INFORMATION...........................................15


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                         TITAN MOTORCYCLE CO. OF AMERICA

         We design and manufacture high-end customized heavyweight motorcycles. We build both highly customized, individually assembled motorcycles and high-end, assembly-line produced motorcycles. A heavyweight motorcycle is a motorcycle with an engine size or displacement of 651 cubic centimeters or greater. Our products are distributed through a network of 61 domestic dealers and 20 foreign dealers.

         We currently maintain three product lines.

         PREMIUM MOTORCYCLES: We manufacture seven premium models with a package of over 200 custom options. Customers design their motorcycles by choosing colors, paint design, finish, fenders and various performance and aesthetic enhancements. Premium models are typically constructed and delivered in six to ten weeks from the order date. Our premium models represented approximately 75% of our fiscal year 1999 revenues. The average retail selling price for our premium models is approximately $35,000.

         "PHOENIX BY TITAN" MOTORCYCLES: Our "Phoenix by Titan" line of motorcycles was introduced in March 1999. We manufacture four "Phoenix by Titan" models with six standard customization packages available through our dealerships. Our Phoenix models represented approximately 23% of our fiscal year 1999 revenues. The average retail selling price for the "Phoenix by Titan" models is approximately $25,000.

         APPAREL AND ACCESSORIES: We have recently developed a line of Titan apparel and accessories. We are also developing a premium line of upgrade parts which are compatible with Titan and other "V Twin" motorcycles.

         We are a Nevada corporation formed on January 10, 1995. Our principal executive offices are located at 2222 West Peoria Avenue, Phoenix, Arizona and our telephone number is (602) 861-6977.

                                  RISK FACTORS

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS SET FORTH BELOW. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

WE WILL BE UNABLE TO CONTINUE OUR OPERATIONS IF WE ARE UNABLE TO REPLACE OUR SENIOR CREDIT FACILITY AND RAISE NEW CAPITAL

         The report of the independent accountants on the financial statements included in our Form 10KSB for the fiscal year ended January 1, 2000 included an explanatory paragraph discussing going concern issues. These issues included the fact that the Company's primary financing source expired April 10, 2000, at year-end we did not have another facility available to refinance this debt, and we were incurring losses from operations.

         We have received modifications and extensions through September 11, 2000 to the Wells Fargo line of credit. The latest extension was granted in light of our continuing inability to date to secure a new credit facility to replace the existing line of credit. In this regard, discussions with two potential new lenders that had expressed a preliminary interest in replacing and expanding the existing facility have terminated, and we are in the process of seeking additional capital and a new lender. Among other things, the modification and extension with Wells Fargo further limits our borrowing capacity and requires that we develop and implement profit improvement and asset reduction plans and engage an investment banker to seek strategic alternatives, including selling the business. If we are unable to replace the Wells Fargo line with a new credit facility, we will be forced to sell or wind down our business. In addition, the loan agreement with Wells Fargo contains various continuing obligations, including financial covenants. If the Company fails to satisfy these covenants, it would be in default under the loan agreement, which could force us to liquidate or file for reorganization.

WE ARE SUFFERING FROM A LIQUIDITY CRISIS

         Our operations require significant levels of cash to fund the production of our motorcycles. We have funded our operations with our existing credit facility, equity infusions and cash from operations. Our lender has reduced our credit line and we may not be able to raise new capital. In addition, we are receiving increasing pressure for additional payments from trade creditors, and are encountering difficulties in obtaining necessary parts from these suppliers to manufacture our motorcycles.

         Many of our dealers receive floor plan financing for our products through TransAmerica Commercial Finance Corporation and Deutsche Financial Services. The dealers are the obligors under these floor plan agreements and are responsible for all principal and interest payments. However, we are subject to a standard repurchase agreement that requires us to buy back any of our motorcycles at the wholesale price if the dealer defaults and the motorcycles are repossessed by one of these floor plan providers. Deutsch Financial Service and TransAmerica Commercial Finance Corporation have notified us that they intend to terminate (in Transamerica's case) or may terminate (in Deutsch's case) these arrangements unless dealer payment guarantees or other accommodations are made. In addition, various distributorships owned by the Keery family, which controls Titan Motorcycles, are in the process of being sold or shut down. These dealerships have historically accounted for a substantial portion of our sales. There is currently $600,000 in net receivables due to us from these affiliated distributorships, collection of which is uncertain. As a result, the inventory held by these dealerships will be returned to us through Transamerica, with a corresponding payment due Transamerica in the amount of $1,300,000. The Company does not have the cash to make this payment, and has reached a verbal agreement with Transamerica that would allow it to resell the returned inventory to dealers and repay Transamerica over a three month period.

         In light of the foregoing, we are actively reviewing a number of possible strategic alternatives, including:

         X        seeking alternative sources of capital or debt financing;

         X negotiating to maintain the Transamerica and Deutsch facilities in place;

         X implementing a further substantial reduction in our operations and workforce (we reduced our workforce by approximately 25% on July 20, 2000); and

         X        selling or merging the Company.

There can be no assurance that we will be able to implement any of these strategies. The failure to accomplish one or more of these strategies would materially adversely effect our financial performance and liquidity. We might also be forced to liquidate or file for reorganization under the federal bankruptcy laws.

WE FACE POSSIBLE DELISITING FROM THE NASDAQ SMALLCAP MARKET

         Our common stock is currently listed on the Nasdaq SmallCap Market. Our net tangible assets, however, fell below the minimum required by Nasdaq, primarily as a result of our Series A and Series B Convertible Preferred Stock being classified as mezzanine debt rather than equity. Nasdaq notified us of its intention to delist our common stock from the Nasdaq SmallCap Market unless we can supply them with a specific plan as to how we expect to achieve and sustain compliance with all Nasdaq SmallCap Market listing requirements. Subsequent to Nasdaq's notification, the Company's Series A and Series B preferred stockholders agreed to modify the terms of their preferred stock so that it would be characterized under generally accepted accounting principles as capital, rather than as mezzanine instruments.

         Nasdaq also has inquired about the explanatory paragraph in the report rendered by the Company's independent public accountant regarding the Company's going concern issues, as more fully described above. In light of the Company's current situation, it is unsure whether the Nasdaq will take action to delist the Company's securities and, if so, what the timing of such an action would be.

         If we fail to maintain Nasdaq listing, the market value of the common stock may decline and trading in our stock is likely to be materially adversely effected. Among other things, because our common stock would then constitute "penny stock" under the Securities Exchange Act of 1934, as amended, any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in such transactions, thereby making it more difficult for our securityholders to sell their common stock, which may result in a decline in stock value.

WE HAVE A HISTORY OF LOSSES AND WE MAY LOSE MONEY IN THE FUTURE

         We incurred losses of $8.1 million in fiscal year 1999 and a loss of $1,487,215 in the first quarter of 2000. In light of our cash crisis, inability to finance full production, and reduction in workforce, we may incur losses in the future. To achieve and maintain profitability, we need to generate an increased level of market acceptance for our products. Our success depends on our ability to meet the following objectives, none of which we may achieve:

         X        increase consumer awareness of our products;

         X        establish and maintain a reputation for high quality products;

         X        increase sales through our independent third party dealers;

         X        expand our dealer network; and

         X        finance these activities.

         We cannot assure you that we will meet these objectives.

WE DEPEND HEAVILY ON THIRD PARTY PARTS SUPPLIERS AND ARE EXPERIENCING DIFFICULTIES WITH THEM

         We operate primarily as an assembler and rely heavily on a number of major component manufacturers to supply us with almost all of our parts. Any significant adverse variation in quantity, quality or cost would adversely affect our volume and cost of production until we could identify alternative sources of supply. In addition, we are receiving increasing pressure for additional payments from trade creditors, and are encountering difficulties in obtaining necessary parts from these suppliers to manufacture our motorcycles.

WE DEPEND HEAVILY ON INDEPENDENT THIRD PARTY DEALERS AND OUR RESULTS OF OPERATIONS COULD BE NEGATIVELY IMPACTED IF THE DEALERS FAIL TO ADEQUATELY PROMOTE OUR PRODUCTS, IMAGE AND NAME

         Failures by independent third party dealers to adequately promote our products could negatively affect our results of operations. Our products are sold primarily through independent dealers. As a result, we are unable to fully control the presentation, delivery and service of our products to the final customer. We depend heavily on our dealers' willingness and ability to promote our products, image and name. As a result of our financial situation, we are losing dealerships operated by principals of the Company, and may lose others. This would materially adversely affect our ability to continue in business.

COMPLICATIONS IN ESTABLISHING AND INTEGRATING OUR NEW "PHOENIX BY TITAN" LINE OF MOTORCYCLES COULD MATERIALLY ADVERSELY AFFECT OUR EXPENSES, GROSS MARGINS AND OPERATING RESULTS

         We introduced our "Phoenix by Titan" line of heavyweight motorcycles in 1999. Unlike our custom motorcycles, we manufacture these motorcycles in four models through an assembly line process. Six standard customization packages are available through the dealerships for each of the four models. While initial orders have been substantial, there can be no assurance that we will be able to accomplish the following goals:

         X effectively manage any ongoing difficulties that we may experience;

         X        successfully adapt to an assembly line manufacturing process;

         X        gain or maintain consumer acceptance of this product line; and

         X        finance the production of the motorcycles.

         Also, we cannot assure you that this line, which is less expensive, will not take sales away from our higher end custom motorcycles or that we will not face other difficulties with this line. Any of these issues could materially adversely affect our expenses, gross margins and operating results.

BECAUSE WE SELL A DISCRETIONARY PRODUCT, A DOWNTURN IN THE ECONOMY COULD NEGATIVELY AFFECT OUR GROWTH AND PROFITABILITY

         Motorcycles in the high-end customized heavyweight market are discretionary purchase items. A recession or economic downturn may reduce consumer spending on these types of items and negatively affect our growth and profitability. An economic downturn could result from a number of factors outside of our control, including:

         X        employment levels;

         X        business conditions;

         X        interest rates;

         X        inflation levels; and

         X        taxation rates.

COMPETITION IN OUR MARKET HAS INCREASED SUBSTANTIALLY AND MAY RESULT IN PRICE REDUCTIONS, REDUCED GROSS MARGINS AND A LOSS OF OUR MARKET SHARE

         While we operate in the high-end segment of the heavyweight cruiser market, the overall heavyweight cruiser market has recently experienced a substantial increase in production capacity and new entrants. Some of our competitors have technical, production, personnel and financial resources that exceed ours and we cannot assure you that the competition will not materially adversely affect our business, financial condition or results of operations. The increased competition could result in price reductions, reduced gross margins and a loss in our market share.

         Major competitors in the heavyweight cruiser market are:

         X Harley-Davidson(TM), the heavyweight cruiser market leader, which is reportedly increasing its capacity to over 160,000 units from approximately 148,000 units;

         X BMW, which entered the segment in 1997 with their "R1200C" model;

         X Excelsior-Henderson, which entered the market with their "Super X" model; and

         X Polaris, which recently entered the market with their "Victory V92C" model.

OUR PRODUCTS COULD CONTAIN DEFECTS CREATING PRODUCT RECALLS AND WARRANTY CLAIMS THAT COULD MATERIALLY ADVERSELY AFFECT OUR FUTURE SALES AND PROFITABILITY

         Our products could contain unforeseen defects. These defects could create product recalls or warranty claims that could increase our costs and affect profitability. Significant and continuous defects also could negatively impact the goodwill and quality associated with our brand name. Defects also could give rise to litigation resulting in liability for judgments that could have a significant impact on our business, operations and financial condition. Product recalls resulting from unforeseen defects could subject us to a significant financial commitment and have a significant impact on our business, operations and financial condition.

WE DEPEND ON FOREIGN VENDORS FOR CERTAIN COMPONENT PARTS, WHICH EXPOSES US TO RISKS THAT COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS

         We depend on foreign vendors for certain component parts, which exposes us to additional risks. Our reliance on foreign vendors exposes us to risks such as:

         X currency fluctuations that may adversely affect the value of goods purchased;

         X        trade restrictions;

         X        delays in shipping;

         X        changes in tariffs; and

         X        difficulties in enforcing supply arrangements.

         The occurrence of any of these risks could materially and adversely affect our operating results.

WE MAY ATTEMPT TO ESTABLISH SALES OPERATIONS IN FOREIGN MARKETS, WHICH REQUIRES SIGNIFICANT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES, AND THIS STRATEGY MAY NOT BE SUCCESSFUL

         If we can obtain necessary financing to sustain our operations, we may attempt to establish sales operations in foreign markets; however, we cannot assure you that we will be able to successfully manage the inherent risks and complications associated with operating in foreign markets.

These risks and complications of operating in foreign markets include the following:

         X        selecting and monitoring dealers;

         X        establishing effective dealer training;

         X        transporting inventory;

         X        achieving market acceptance of our products;

         X        parts availability;

         X        changes in diplomatic and trade relationships;

         X        tariffs;

         X        currency exchange rate; and

         X        unexpected changes in regulatory requirements.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS AND OUR FAILURE TO COMPLY COULD NEGATIVELY IMPACT OUR OPERATIONS

         We are subject to various federal, state and local environmental regulations. Our failure to comply with these regulations could result in any one or more of the following:

         X restrictions on our ability to expand or modify our current operations or facilities;

         X significant expenditures in achieving compliance with the regulations;

         X        significant liabilities exceeding our available resources; and

         X        cessation of our operations.

         Our business and assets could be materially adversely affected if environmental regulations require that we modify our facilities or otherwise limit our ability to conduct our operations. Any significant expenses incurred as a result of environmental liabilities could have a material adverse affect on our business, operating results and financial condition.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO KEEP OUR SENIOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

         We rely considerably on the abilities of Francis S. Keery, our Chairman and Chief Executive Officer, and Patrick Keery, our President. We also depend to a significant extent upon the performance of our executive management team. The unavailability or loss of services of any of these individuals, or the failure to attract and retain qualified personnel to replace them, could have a material adverse affect on our business. We only have a non-competition agreement with our Chief Financial Officer and we cannot assure you that his agreement will be enforceable or effective in retaining him. Also, we cannot assure you that our other executive officers will not leave us.

OUR FAILURE TO COMPLY WITH VARIOUS REGULATORY APPROVALS AND GOVERNMENTAL REGULATIONS COULD NEGATIVELY IMPACT OUR OPERATIONS

Our motorcycles must comply with certain governmental approvals and certifications regarding noise, emissions and safety characteristics. Our failure to comply with these requirements could prevent us or delay us from selling our products, which would have a significant negative impact on our operations.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE VOLATILITY IN OUR STOCK PRICE

         Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. These factors include:

         X        manufacturing delays;

         X        the amount and timing of orders from dealers;

         X        disruptions in the supply of key components and parts;

         X        seasonal variations in the sale of our products; and

         X        general economic conditions.

         X        liquidity issues

WE COULD BE REQUIRED TO REDEEM OUR SERIES A, SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK AT A PREMIUM, WHICH WOULD REQUIRE A LARGE EXPENDITURE OF CAPITAL AND COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION

         The holders of our Series A, Series B and Series C Convertible Preferred Stock have the right to require us to redeem their Preferred Stock upon the occurrence of certain events. The redemption of our Series A, Series B or Series C Convertible Preferred Stock would require a large expenditure of capital and we may not have sufficient funds to satisfy the redemption. However, the holders of the Series A and Series B Convertible Preferred Stock have agreed to amend the terms and conditions of the Series A and Series B Convertible Preferred Stock through the filing of an amended and restated certificate of designations. The amendments will allow us to deliver a control notice to the Series A or Series B holders against their delivery of a redemption notice if the event or circumstances giving rise to the redemption notice were outside of our control. The delivery of a control notice will permit us to adjust the conversion price of the Series A or Series B Convertible Preferred Stock in lieu of redemption. Ultimately, this will allow us to classify the Series A and Series B Convertible Preferred Stock as equity rather than mezzanine instruments in accordance with generally accepted accounting principles.

WE MAY ISSUE ADDITIONAL STOCK AND DILUTE YOUR OWNERSHIP PERCENTAGE

         Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage. We may issue additional shares of common stock or preferred stock:

         X        to raise additional capital or finance acquisitions;

         X upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or

         X        in lieu of cash payment of dividends.

         There are currently outstanding convertible preferred stock, warrants, and options to acquire up to 7,365,720 additional shares of common stock. If converted or exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike common stock, provide for antidilution protection upon the occurrence of stock dividends, combinations, capital reorganizations and other events. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

         In addition, you could face further dilution of your ownership percentage as a result of a decline in the market price of our common stock, which would result in an increase in the number of shares of common stock issuable upon conversion of the Series A, Series B or Series C Convertible Preferred Stock, or in the event of certain defaults under the Series A, Series B or Series C Preferred Stock, which could result in a dilution adjustment. Any such event could adversely affect the price of our stock and our ability to raise additional capital.

OUR GOVERNING DOCUMENTS AND NEVADA LAW CONTAIN PROVISIONS THAT COULD PREVENT TRANSACTIONS IN WHICH YOU WOULD RECEIVE A PREMIUM FOR YOUR STOCK

         Our Articles of Incorporation and the Nevada Revised Statutes contain provisions that could have the effect of delaying, deferring, or preventing a change in control and the opportunity to sell your shares at a premium over current market prices. Although these provisions are intended to protect us and our stockholders from unwanted takeovers, their effect could hinder or prevent transactions in which you might otherwise receive a premium for your common stock over then-current market prices, and may limit your ability to approve transactions that may be in your best interests. As a result, the mere existence of these provisions could adversely affect the price of our common stock.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made. These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of any shares offered by this prospectus.

                              SELLING STOCKHOLDERS

         The following table provides information about the selling stockholders. The shares offered by this prospectus will be offered from time to time by the selling stockholders named below, or by pledgees, donees, transferees or other successors in interest to them.

         The shares shown as offered by Esquire Trade & Finance Inc. and Celeste Trust Reg. under this prospectus may be issued upon conversion of the Series C Convertible Preferred Stock and exercise of warrants acquired by these selling stockholders from us in a private placement completed on June 20, 2000. Under the terms of the Series C Convertible Preferred Stock and the related warrants, no selling stockholder may convert the Series C Convertible Preferred Stock or exercise warrants to the extent that conversion or exercise would cause the selling stockholder's beneficial ownership of our common stock (excluding shares underlying unconverted Series C Convertible Preferred Stock and unexercised warrants) to exceed 9.99% of the outstanding shares of common stock.

                                                                               SHARES OWNED
                                                                              AFTER OFFERING     PERCENTAGE OF
                                                         MAXIMUM NUMBER OF     (ASSUMING ALL     COMMON STOCK
                                   SHARES OWNED          SHARES TO BE SOLD    SHARES OFFERED      OWNED AFTER
NAME OF SELLING STOCKHOLDER    PRIOR TO THE OFFERING      IN THE OFFERING        ARE SOLD)         OFFERING
Esquire Trade & Finance
Inc.                              1,573,685(1)(6)          2,326,316(2)              0                0%

Celeste Trust Reg.                1,573,685(1)(6)          2,326,316(2)              0                0%


Advantage Fund II Ltd.            2,734,631(3)(6)             75,000(4)         2,659,631(7)         14%(7)


Koch Investment Group               908,056(3)(6)             25,000(5)           883,056(7)        4.7%(7)
Limited


         (1) Represents the number of shares issuable upon conversion of the Series C Convertible Preferred Stock, including two years of accrued dividends thereon, which dividends are payable at our option in common stock, at the initial fixed conversion price of $0.95 per share, as well as the exercise of warrants issued to these stockholders in June 2000.

         (2) In accordance with the Registration Rights Agreement between us and Esquire and Celeste, the number of shares shown as offered by this prospectus represents 200% of the number of shares issuable upon conversion of the Series C Convertible Preferred Stock as described in note (1) plus the shares issuable upon exercise of the related warrants.

         (3) Represents the number of shares held directly plus the number of shares issuable upon the conversion of Series A Convertible Preferred Stock at the initial fixed conversion price of $2.6812, including conversion of two years of accrued dividends thereon, the conversion of Series B Convertible Preferred Stock at the initial fixed conversion price of $1.75, including conversion of two years of accrued dividends thereon, and exercise of warrants issued in connection with the Series A, Series B and Series C Convertible Preferred Stock. The shares issuable upon conversion of the Series A Convertible Preferred Stock and the Series A warrants were previously registered for resale under the Securities Act of 1933 on Registration Statement No. 333-89171. The shares issuable upon conversion of the Series B Convertible Preferred Stock and the Series B warrants were previously registered for resale under the Securities Act of 1933 on Registration Statement

                  No. 333-35400. The Series A and B Convertible Preferred Stock and the Series A, Series B and Series C warrants contain a 4.9% beneficial ownership limitation similar to the limitation applicable to the Series C Convertible Preferred Stock described above.

         (4) Represents shares issuable upon the exercise of warrants issued in connection with the Series C offering. Genesee International, Inc., the investment manager of Advantage Fund II Ltd., may be deemed to beneficially own the shares offered by Advantage through its shared dispositive and voting power over such shares. Mr. Donald R. Morken, the controlling stockholder of Genesee International, may be deemed to control the exercise by Genesee International of such shared dispositive and voting power over such shares.

         (5) Represents shares issuable upon the exercise of warrants issued in connection with the Series C offering. Koch Industries, Inc., the indirect parent company of Koch Investment Group Limited, may be deemed to beneficially own the shares offered by Koch Investment Group Limited through its shared dispositive and voting power over such shares. Messrs. Charles Koch and David Koch, the majority stockholders of Koch Industries, may be deemed to control the exercise by Koch Industries of such shared dispositive and voting power over such shares.

         (6) The actual conversion price will be based on a formula applicable to each series of Convertible Preferred Stock and may be lower than the initial fixed rate. The actual number of shares of common stock issuable upon the conversion of the preferred stock and exercise of the warrants is therefore subject to adjustment and could be materially more than the number estimated in the table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of our common stock.

         (7) These amounts are subject to the 4.9% beneficial ownership limitation described in footnote (3).

         As of the date of this prospectus, the selling stockholders do not hold any other securities in Titan other than the shares being offered under this prospectus, the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock and the warrants described above. None of the selling stockholders has had any material relationship with us within the past three years.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of July 15, 2000, 18,769,303 shares of common stock were issued and outstanding. Additionally, as of July 15, 2000, we had outstanding options to purchase 1,285,000 shares of our common stock, warrants to purchase 2,102,573 shares of our common stock, 3,973 shares of our Series A Convertible Preferred Stock, 2,000 shares of our Series B Convertible Preferred Stock and 1,300 shares of our Series C Convertible Preferred Stock.

         Our Board of Directors has the authority, without further action by the stockholders, to issue a total of up to 9,992,700 additional preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred shares and to determine the number of shares constituting any series and the designation of the series, without any further vote or action by the stockholders.

         The following summary of certain provisions of the common stock and preferred shares does not purport to be complete and is subject to, and is qualified in its entirety by, our amended Articles of Incorporation, Restated Bylaws, our Certificates of Designations with respect to our Series A, Series B and Series C Convertible Preferred Stock, and by the provisions of applicable law.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription, or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

SERIES A CONVERTIBLE PREFERRED STOCK

         We have 3,973 shares of Series A Convertible Preferred Stock authorized, issued and outstanding. The Series A Convertible Preferred Stock is currently convertible at any time into a maximum of 3,429,400 shares of our common stock (unless such limitation is waived by vote of the stockholders) at a fixed conversion price of $2.6812, which represents the average market price of our common stock for the ten days prior to the issuance of the Series A Convertible Preferred Stock on September 17, 1999, the date we sold the Series A Convertible Preferred Stock. Commencing September 17, 2000, the conversion price will be adjusted every six months to be the lesser of (a) 130% of the prior conversion price or (b) 90% of the average market price for the ten days prior to such adjustment date. The conversion price is subject to further adjustment under certain other circumstances, including our inability to provide the Series A Convertible Preferred Stockholders with common stock certificates on a timely basis after receiving notice of their conversion, and our failure to pay any applicable redemption price when due. Upon an adjustment of the conversion price, the number of shares into which the Series A Convertible Preferred Stock may be converted is also adjusted. The number of shares of common stock underlying the Series A Convertible Preferred Stock is also subject to adjustment for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to our common stock.

         Dividends at the rate of $60 per annum per share are payable in cash or, at our option, may be added to the value of the Series A Convertible Preferred Stock subject to conversion and to the $1,000 per share liquidation preference of the Series A Convertible Preferred Stock.

         We have the right to redeem the Series A Convertible Preferred Stock at a premium, and under some circumstances, at the market price of the common stock into which the Series A Convertible Preferred Stock would otherwise be convertible. The holders of the Series A Convertible Preferred Stock also have the right to require us to redeem all or some of their Series A Convertible Preferred Stock at a premium or at market under the following circumstances:

         X there is no closing bid price reported for our common stock for five consecutive trading days;

         X our common stock ceases to be listed for trading on the Nasdaq SmallCap Market;

         X the holders of our Series A Convertible Preferred Stock are unable, for 30 or more days (whether or not consecutive) to sell their common stock issuable upon conversion of the Series A Convertible Preferred Stock pursuant to an effective registration statement;

         X we default under any of the agreements relating to the sale of the Series A Convertible Preferred Stock;

         X        certain business combination events;

         X the adoption of any amendment to our Articles of Incorporation materially adverse to the holders of the Series A Convertible Preferred Stock without the consent of the holders of a majority of the Series A Convertible Preferred Stock; and

         X the holders of the Series A Convertible Preferred Stock are unable to convert all of their shares because of limitations under exchange or market rules that require stockholder approval of certain stock issuances.

         However, the holders of the Series A Convertible Preferred Stock have agreed to amend the terms and conditions of the Series A Convertible Preferred Stock through the filing of an amended and restated certificate of designations. The amendments will allow us to deliver a control notice to the Series A holders against their delivery of a redemption notice if the event or circumstances giving rise to the redemption notice were outside of our control. The delivery of a control notice will permit us to adjust the conversion price of the Series A Convertible Preferred Stock in lieu of redemption. Ultimately, this will allow us to classify the Series A Convertible Preferred Stock as equity rather than mezzanine instruments in accordance with generally accepted accounting principles.

SERIES B CONVERTIBLE PREFERRED STOCK

         We have 2,000 shares of Series B Convertible Preferred Stock authorized, issued and outstanding. The Series B Convertible Preferred Stock is currently convertible at any time into a maximum of 3,436,000 shares of our common stock (unless such limitation is waived by vote of the stockholders) at a fixed conversion price of $1.75 per share. Commencing March 9, 2001, the conversion price will be adjusted every six months to be the lesser of (a) the prior conversion price or (b) the average market price for the ten days prior to such adjustment date. The conversion price is subject to further adjustment under certain other circumstances, including our inability to provide the Series B Convertible Preferred Stockholders with common stock certificates on a timely basis after receiving notice of their conversion, and our failure to pay any applicable redemption price when due. Upon an adjustment of the conversion price, the number of shares into which the Series B Convertible Preferred Stock may be converted is also adjusted. The number of shares of common stock underlying the Series B Convertible Preferred Stock is also subject to adjustment for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to our common stock.

         Dividends at the rate of $60 per annum per share are payable in cash or, at our option, may be added to the value of the Series B Convertible Preferred Stock subject to conversion and to the $1,000 per share liquidation preference of the Series B Convertible Preferred Stock.

         We have the right to redeem the Series B Convertible Preferred Stock at a premium, and under some circumstances, at the market price of the common stock into which the Series B Convertible Preferred Stock would otherwise be convertible. The holders of the Series B Convertible Preferred Stock also have the right to require us to redeem all or some of their Series B Convertible Preferred Stock at a premium or at market under the following circumstances:

         X there is no closing bid price reported for our common stock for five consecutive trading days;

         X our common stock ceases to be listed for trading on the Nasdaq SmallCap Market;

         X the holders of our Series B Convertible Preferred Stock are unable, for 30 or more days (whether or not consecutive) to sell their common stock issuable upon conversion of the Series B Convertible Preferred Stock pursuant to an effective registration statement;

         X we default under any of the agreements relating to the sale of the Series B Convertible Preferred Stock;

         X        certain business combination events;

         X the adoption of any amendment to our Articles of Incorporation materially adverse to the holders of the Series B Convertible Preferred Stock without the consent of the holders of a majority of the Series B Convertible Preferred Stock; and

         X the holders of the Series B Convertible Preferred Stock are unable to convert all of their shares because of limitations under exchange or market rules that require stockholder approval of certain stock issuances.

         However, the holders of the Series B Convertible Preferred Stock have agreed to amend the terms and conditions of the Series B Convertible Preferred Stock through the filing of an amended and restated certificate of designations. The amendments will allow us to deliver a control notice to the Series B holders against their delivery of a redemption notice if the event or circumstances giving rise to the redemption notice were outside of our control. The delivery of a control notice will permit us to adjust the conversion price of the Series B Convertible Preferred Stock in lieu of redemption. Ultimately, this will allow us to classify the Series B Convertible Preferred Stock as equity rather than mezzanine instruments in accordance with generally accepted accounting principles.

SERIES C CONVERTIBLE PREFERRED STOCK

         We have 2,300 shares of Series C Convertible Preferred Stock authorized, and 1,300 issued and outstanding. The Series C Convertible Preferred Stock is currently convertible at any time into a maximum of approximately 3,500,000 shares of our common stock (unless such limitation is waived by vote of the stockholders) at a fixed conversion price of $0.95. This represents 19.99% of the outstanding common stock of the Company, which is the maximum number of shares of common stock the Company can issue under applicable NASD rules unless such shareholder approval is obtained at an annual or special meeting of stockholders. Commencing December 20, 2000, the conversion price is adjusted every three months to be the lower of (a) 80% of the average market price for the lowest three trading days during the last ten trading days prior to the adjustment date and (b) either (i) the current conversion price if 80% of the average market price is less than or equal to 200% of the current conversion price, or (ii) $0.95 if 80% of the average market price is more than 200% of the current conversion price. The number of shares of common stock underlying the Series C Convertible Preferred Stock is subject to adjustment for stock splits, stock dividends, capital reorganizations and similar events relating to our common stock. Subject to the limit referred to above, the Series C Convertible Preferred Stock converts automatically on the second anniversary of the date of the date of issuance.

         Following effectiveness of this registration statement we may compel the conversion of any or all of the outstanding Series C Convertible Preferred Stock at the conversion price in effect if for any 20 consecutive trading days both (a) the closing bid price of the common stock of the Company is greater than $1.90 per share, and (b) the average daily trading volume of the common stock is at least 50,000 shares per trading day.

         However, in no event will the Series C Convertible Preferred Stockholders be required to convert if the number of shares of common stock issuable upon conversion would result in beneficial ownership by the Series C Convertible Preferred Stockholder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company.

         Dividends at the rate of 5% per annum are payable quarterly or on conversion of the Series C Convertible Preferred Stock in cash or, at our option, in common stock of the Company based on the conversion rate in effect on the relevant date.

         Subject to certain restrictions in a subordination agreement with our primary lender, Esquire and Celeste each have the right to require us to redeem the Series C Convertible Preferred Stock at a premium upon the occurrence of any of the following events:

         1. The amount of common stock reserved for issuance upon conversion of the Series C Convertible Preferred Stock is less than 150% of the number of shares of common stock issuable upon potential conversion of the Series C Convertible Preferred Stock for 10 consecutive trading days and the Company fails to increase the reserved amount above the 150% threshold for 90 days thereafter;

         2. The Company is unable to issue sufficient shares of common stock upon conversion of the Series C Convertible Preferred Stock as a result of Nasdaq Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1); or

         3. The Company is unable to timely deliver certificates representing the common stock issuable on conversion of the Series C Convertible Preferred Stock.

WARRANTS

         We also issued warrants in connection with the offering of our Series A, Series B and Series C Convertible Preferred Stock. We issued warrants to purchase 372,967 shares of common stock to the Series A Convertible Preferred Stockholders, of which 300,000 have been exercised, warrants to purchase 250,000 shares of common stock to the Series B Convertible Preferred Stockholders, all of which remain fully exercisable, and warrants to purchase 1,642,106 shares of common stock to the Series C Convertible Preferred Stockholders, all of which remain fully exercisable. We also issued warrants to purchase 250,000 shares of common stock to Reedland Capital Partners and its designees as partial compensation for their assistance in placing the Series A Convertible Preferred Stock and warrants to purchase 12,500 shares to certain designees of Reedland Capital Partners as partial compensation for their assistance in placing the Series B Convertible Preferred Stock. These warrants remain fully exercisable. The exercise price of the warrants associated with the Series A and Series B transaction have been repriced to $1.00. The exercise price of the warrants issued to the Series C Convertible Preferred Stockholders is $1.69 with respect to five-sixths of the shares and $2.26 with respect to the balance of the shares covered by the warrants. Finally, we issued warrants to purchase 100,000 shares of common stock, at an exercise price of $1.69 per share, to the Series A and Series B Convertible Preferred Stockholders in exchange for their waiver of certain terms and conditions related to the Series C offering. These warrants, representing in the aggregate the right to purchase 2,102,573 shares of common stock, are the only warrants we currently have outstanding. The warrants associated with the Series A transaction expire on September 17, 2004, the warrants associated with the Series B transaction expire on March 9, 2005 and the warrants associated with the Series C transaction expire on June 30, 2005.

         In no event will holders of the Series C warrants be permitted to exercise if the number of shares of common stock issuable upon exercise would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company. In no event will holders of the Series A and Series B Convertible Preferred Stockholders be permitted to exercise their warrants if the number of shares of common stock issuable upon exercise would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company.

         The exercise price and number of shares of common stock issuable upon exercise of the warrants held by the Series A, Series B and Series C Convertible Preferred Stockholders are subject to adjustment in certain events, including events of default that are similar to those described above.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our common stock is Signature Stock Transfer, Inc.

CHARTER PROVISIONS AND EFFECTS OF NEVADA LAW

         Our Articles of Incorporation authorize our Board of Directors to issue up to 10,0000,000 shares of preferred stock from time to time in one or more designated series. Our Board of Directors, without approval of the stockholders, is authorized to establish the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of preferred stock, including voting powers, preferences and relative rights that may be superior to our common stock. As of July 18, 2000, 4,000 shares of preferred stock had been designated Series A Convertible Preferred Stock, of which 3,973 shares were outstanding, 2,000 shares of preferred stock had been designated Series B Convertible Preferred Stock, of which 2,000 shares were outstanding and 2,300 shares of preferred stock had been designated Series C Convertible Preferred Stock, of which 1,300 shares were issued and outstanding.

         Sections 78.3791 through 78.3793 of the Nevada Revised Statutes generally apply to any acquisition of outstanding voting securities of an issuing corporation which results in the acquiror owning more than 20% of the issuing corporation's then outstanding voting securities. An issuing corporation is any Nevada corporation with at least 200 stockholders, at least 100 of which are stockholders of record and Nevada residents, and which conducts business in Nevada.

         The securities acquired in a covered acquisition are denied voting rights unless a majority of the security holders of the issuing corporation approve the granting of voting rights. If permitted by the issuing corporation's Articles of Incorporation or bylaws then in effect, voting securities acquired in the covered acquisition are redeemable by the issuing corporation at the average price paid for the securities by the acquiror if the acquiring person has not given timely notice to the issuing corporation or if the stockholders of the issuing corporation vote not to grant voting rights to the acquiring person's securities.

         Unless the issuing corporation's Articles of Incorporation or bylaws then in effect provide otherwise, if the acquiring person acquired securities having 50% or more of the voting power of the issuing corporation's outstanding securities and the stockholders of the issuing corporation grant voting rights to the acquiring person, then any stockholders of the issuing corporation who voted against granting voting rights to the acquiring person may demand that the issuing corporation purchase, for fair value, all or any portion of his securities.

         Our Articles of Incorporation and bylaws do not limit the effect of these provisions.

                              PLAN OF DISTRIBUTION

         The selling stockholders, their pledgees, donees, transferees or other successors in interest may from time to time offer and sell all or a portion of the shares in transactions on the Nasdaq SmallCap Market, or on any other securities exchange or market on which the common stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The selling stockholders or their pledgees, donees, transferees or other successors in interest may sell their shares directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. Each of the selling stockholders and their pledgees, donees, transferees or other successors in interest reserves the right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

         Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agents to whom they may sell as principals, or both (which compensation, as a particular broker-dealer, might be in excess of customary commissions).

         In connection with distributions of the shares, any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. Any selling stockholder also may sell the shares short and deliver the shares to close out such short positions. Any selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, which may then resell or otherwise transfer such shares. Any selling stockholder also may loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares. The activities are limited by the purchase agreement between us and the selling stockholders during periods when the conversion price is subject to periodic adjustment.

         The selling stockholders, any agents, dealers or underwriters that participate with the selling stockholders in the resale of the shares of common stock and the pledgees, donees, transferees or other successors in interest of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such agents, dealers or underwriters and a profit on the resale of the shares of common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

         In order to comply with the securities laws of particular states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

         There is no assurance that the selling stockholders will sell any or all of the shares.

         Pursuant to registration rights agreements between us and Advantage Fund II Ltd., Koch Investment Group Limited, Esquire Trade & Finance Inc., and Celeste Trust Reg., we have agreed to pay all expenses incurred in the registration of the shares, including the legal expenses incurred by such selling stockholders. However, we are not responsible for selling commissions and discounts, brokerage fees or any other expenses incurred by the selling stockholders.

         We have agreed to indemnify each selling shareholder or their transferees or assignees against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such selling shareholder or its pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.

         In addition to selling their common stock under this prospectus, the selling stockholders may:

         - transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

         -        sell their common stock under Rule 144 of the Securities Act.

                                 LEGAL OPINIONS

         James, Driggs, Walch, Santoro, Kearney, Johnson & Thompson will pass upon the validity of the common stock offered under this prospectus.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to our (annual report on Form 10-KSB) for the fiscal year ended January 1, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

         STOCK MARKET: Our common stock is listed on the Nasdaq SmallCap Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common stock offered under this prospectus.

         INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

         - our Annual Report on Form 10-KSB for the fiscal year ended January 1, 2000;

         - our Quarterly Report on Form 10-QSB for the fiscal quarter ended April 1, 2000;

         - our Proxy Statement for the 2000 Annual Meeting of Stockholders, dated June 20, 2000;

         - our Current Reports on Form 8-K, including Exhibits, filed March 24, 2000, June 22, 2000 and July 20, 2000;

         - the description of our capital stock contained in our registration statement on Form 10-SB, including all amendments or reports filed for the purpose of updating the description of our capital stock.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                  Investor Relations
                  Titan Motorcycle Co. of America
                  2222 West Peoria Avenue
                  Phoenix, Arizona 85029
                  (602) 861-6977

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Titan:



Securities and Exchange Commission Registration Fee              $     1,000
Nasdaq Listing Fee                                               $     7,500
Legal Fees and Expenses                                          $    75,000
Accounting Fees and Expenses                                     $     7,000
Transfer Agent Fees and Expenses                                 $     2,000
Miscellaneous                                                    $    10,000
                                                                 -----------
TOTAL                                                            $   102,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection 2 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the "NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.

         Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above expect that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 78.7502 of the NRS further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the NRS provides that any indemnification provided for by Section 78.7502 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

         Article 4.2 of our Articles of Incorporation provide that no director or officer of ours shall be personally liable to us or any of our stockholders for damages for breach of their fiduciary duty as a director or officer. This provision, however, does not eliminate or limit the liability of our directors or officers for:

         X acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or

         X the payment of distributions in violation of Nevada Revised Statutes Section 78.300.

         Article VI of our bylaws provides for the indemnification of our directors, officers, employees and agents in a manner substantially identical in scope to that permitted under Section 78.7502 of the Nevada Revised Statutes. The Bylaws provide that the expenses of officers and directors incurred in defending any civil or criminal action, suit or proceeding shall be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified.

ITEM 16. EXHIBITS

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------
4.1               Certificate of Designations of the Series C Convertible
                  Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed June 22, 2000).

4.2               Warrant issued to Esquire Trade & Finance Inc., dated June 20,
                  2000 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed June 22, 2000.

4.3               Warrant issued to Celeste Trust Reg., dated June 20, 2000
                  (incorporated by reference to Exhibit 4.3 to the Company's
                  Current Report on Form 8-K filed June 22, 2000).

4.4               Warrant issued to Advantage Fund II Ltd., dated June 20, 2000

4.5               Warrant issued to Koch Investment Group Limited, dated June
                  20, 2000

4.6               Registration Rights Agreement with Esquire Trade & Finance
                  Inc. and Celeste Trust Reg., dated as of June 20, 2000
                  (incorporated by reference to Exhibit 4.5 to the Company's
                  Current Report on Form 8-K filed June 22, 2000).

5                 Opinion of James, Driggs, Walch, Santoro, Kearney, Johnson &
                  Thompson regarding legality.

10.1              Securities Purchase Agreement with Esquire Trade & Finance
                  Inc. and Celeste Trust Reg., dated as of June 20, 2000
                  (incorporated by reference to Exhibit 10.1 to the Company's
                  Current Report on Form 8-K filed June 22, 2000).

23.1              Consent of PricewaterhouseCoopers LLP

23.2              Consent of James, Driggs, Walch, Santoro, Kearney, Johnson &
                  Thompson (included in Exhibit 5).

24 Power of Attorney (included on signature page of registration statement).

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 20, 2000.

                                      TITAN MOTORCYCLE CO. OF AMERICA

                                      /s/ Francis S. Keery
                                      Francis S. Keery, Chairman of the Board of
                                      Directors and Chief Executive Officer

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Francis S. Keery, Robert P. Lobban, Patrick Keery, and Barbara S. Keery, and each of them, his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-3 and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting under said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                SIGNATURE                                          TITLE                                  DATE
                ---------                                          -----                                  ----
  /s/ Francis S. Keery                       Chairman of the Board of Directors and Chief          July 20, 2000
----------------------------------------     Executive Officer (Principal Executive Officer)
Francis S. Keery


  /s/ Robert P. Lobban                       Chief Financial Officer (Principal Financial          July 20, 2000
----------------------------------------     Officer and Principal Accounting Officer)
Robert P. Lobban


  /s/ Patrick Keery                          President and Director                                July 20, 2000
----------------------------------------
Patrick Keery

  /s/ Barbara S. Keery                       Vice President, Secretary and Director                July 20, 2000
----------------------------------------
Barbara S. Keery


  /s/ Harry H. Birkenruth                    Director                                              July 20, 2000
----------------------------------------
Harry H. Birkenruth


  /s/ H.B. Tony Turner                       Director                                              July 20, 2000
----------------------------------------
H.B. Tony Turner

                              ***INDEX TO EXHIBITS

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------
4.1               Certificate of Designations of the Series C Convertible
                  Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed June 22, 2000).

4.2               Warrant issued to Esquire Trade & Finance Inc., dated June 20,
                  2000 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed June 22, 2000.

4.3               Warrant issued to Celeste Trust Reg., dated June 20, 2000
                  (incorporated by reference to Exhibit 4.3 to the Company's
                  Current Report on Form 8-K filed June 22, 2000).

4.4               Warrant issued to Advantage Fund II Ltd., dated June 20, 2000

4.5               Warrant issued to Koch Investment Group Limited, dated June
                  20, 2000

4.6 Registration Rights Agreement with Advantage Fund II Ltd., dated as of June 20, 2000 (incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form 8-K filed
                  June 22, 2000).

5                 Opinion of James, Driggs, Walch, Santoro, Kearney, Johnson &
                  Thompson regarding legality.

10.1              Securities Purchase Agreement with Esquire Trade & Finance
                  Inc. and Celeste Trust Reg., dated as of June 20, 2000
                  (incorporated by reference to Exhibit 10.1 to the Company's
                  Current Report on Form 8-K filed June 22, 2000).


23.1              Consent of PriceWaterhouseCoopers LLP

23.2              Consent of James, Driggs, Walch, Santoro, Kearney, Johnson &
                  Thompson (included in Exhibit 5).

24 Power of Attorney (included on signature page of registration statement).